Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, made this 10th day of January, 2011, by and between Victory Energy Corporation, a Nevada corporation (hereinafter called “Company”), and Kenneth E. Hill., an individual residing at 11617 Woodland Hills Trail, Texas 78732 (hereinafter called “Employee”).

BACKGROUND

Company wishes to employ Employee and Employee wishes to enter into the employ of Company on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, Company and Employee agree as follows:

1. Definitions. As used herein, the following terms shall have the meanings set forth below unless the contexts otherwise requires.

 “Affiliate” shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Company.

 “Arbitrable Claims” shall have the meaning specified in Section 12.1 hereof.

 “Base Salary” shall mean the annual rate of base pay set forth in Section 5.1, as such amount may be adjusted from time to time.

 “Board” shall mean the Board of Directors of Company.

 “Business” shall mean the business conducted by Company in the past and on the date of execution of this Agreement, including business activities under investigation or in developmental stages, all other business activities which flow therefrom by a foreseeable expansion of the present activities of Company, all business activities which may be developed by Company during the period of Employee’s employment by Company, and all business activities now conducted by Company or any Affiliate or which may be developed by Company or any Affiliates during such period as foreseeable expansions of their present activities.

 “Cause” shall mean

 (a) Unsatisfactory performance, incompetence, unfitness for service, or habitual neglect of duty;

 (b) Gross negligence;

 (c) Insubordination or willful failure to perform required duties;

 (d) Material failure to carry out directives of the Board or superior Company officers or to perform Employee’s duties under this Agreement;

 (e) Willful violation of any express direction of the Board of Directors or any supervisor of Employee or willful violation of any rule, regulation, policy, or plan established by Company from time to time regarding the conduct of its employees and/or its business;

 (f) Willful misconduct;

 (g) Fraud, misappropriation or dishonesty relating to or involving Company in any material way;

 (h) Conviction of a crime involving dishonesty, breach of trust, mental or physical harm to any person, or moral turpitude whether or not related to Employee’s employment or entry of a plea of nolo contendere (or similar plea) to a charge of such an offense;

 (i) Possession, use or being under the influence of any unlawful controlled substance on Company property or on Company business; or use or being under the influence of alcohol to an extent that it interferes on a continuing and material basis with the performance of Employee’s duties under the Agreement;

(j) Supplying materially misleading information to Company or for Company’s use in any application or other document provided by Employee to the Company submitted in connection with Employee’s employment with the Company and/or selection employment;

(k) Willful unauthorized disclosure or use of Confidential Information, unless such disclosure or use was (i) believed in good faith by Employee to be appropriate in the course of properly carrying out Employee’s duties under the Agreement, or (ii) required by law;

(l) Material breach of this Agreement and failure to cure such breach within ten (10) days after written notice thereof;

(m) Willful violation of Sections 8 or 9 of this Agreement relating to confidential information and inventions;

(n) Material conflict of interest not disclosed in advance in writing by Employee to the Board and approved in writing by the Board; or

 (o) Willful conduct contrary to the best interest of Company;

 “Company Property” shall have the meaning specified in Section 7.4 hereof.

“Competitive Activity” shall have the meaning specified in Section 8.3 hereof.

 “Confidential Information” shall have the meaning specified in Section 8.1 hereof.

 “Disability” shall have the meaning specified in Section 7.1 hereof.

“Effective Date” shall mean date the agreement commences.

 “Inventions” shall have the meaning specified in Section 9.1 hereof.

 “Restricted Area” shall have the meaning specified in Section 8.4 hereof.

 “Restricted Period” shall have the meaning specified in Section 8.4 hereof.

 “Period of Employment” shall mean the period Employee is employed under the terms of this Agreement, as it may be renewed, extended, or modified.

 “Subsidiary” shall mean any corporation in which Company owns directly or indirectly 50% or more of the Voting Stock or 50% or more of the equity; or any other venture in which it owns either 50% or more of the voting rights or 50% or more of the equity, or in which the Company serves as Managing Partner.

 “Voting Stock” shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

2. Employment. Company hereby employs Employee and Employee hereby accepts employment by Company for the period and upon the terms and conditions specified in this Agreement.

3. Position and Responsibilities.

3.1           Employee shall serve in the position of Vice President and Chief Operating Officer and shall have such authority and responsibilities as Company may determine from time to time consistent with such position. Employee shall perform any other duties reasonably required by Company the Board and supervisors to be specified and, if requested by Company, shall serve as an officer or director of Company or any Subsidiary without additional compensation.

3.2           During the Period of Employment, (i) Employee’s entire working time, energy, skill and best efforts shall be devoted to the performance of Employee’s duties hereunder in a manner which will faithfully and diligently further the business and interests of Company; and (ii) except upon the prior written consent of Company, Employee shall not accept any other employment, or engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not providing compensation) that is or may be competitive with Company or any Affiliate, or that might create a conflict of interest with Company or any Affiliate, or that otherwise might interfere with the business of Company or any Affiliate.   Employee may engage in charitable, civic, fraternal, professional and trade association activities that do not interfere materially with Employee’s obligations to Company.

3.3           Employee shall work out of Company’s principal executive office in the City of Austin, Texas. It is acknowledged that Employee’s duties may require extensive travel.

4. Term. This agreement shall commence on the Effective Date and shall continue unless earlier terminated under Section 7 herein.

5. Compensation.

5.1           For all of the services rendered by Employee to Company, Employee shall receive: Base Salary at the gross annual rate of one hundred eighty thousand Dollars ($180,000), payable in installments in accordance with Company’s regular payroll practices in effect from time to time. All compensation under this Agreement shall be paid less withholdings required by law and less deductions agreed to by Company and Employee.

Employee’s Base Salary will be reviewed from time to time in accordance with the established procedures of Company for adjusting salaries for similarly-situated employees and may be adjusted in the sole discretion of the Company or the Board.

6. Benefits. During the Period of Employment, Company shall provide Employee the following benefits:

6.1           The benefits made generally available by the Company to similarly-situated employees, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

6.2           Employee shall be entitled to Three (3) weeks paid vacation during each year, subject to Company’s generally applicable policies relating to vacations. Employee shall take vacations at such time or times as shall be approved by Company, which approval shall not be withheld unreasonably.

6.3           Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the performance of Employee’s duties upon receipt of supporting documentation in accordance with Company’s regular reimbursement procedures and practices in effect from time to time. The Board of Directors from time to time may require prior approval for individual expense items in excess of pre-established aggregate amounts for a fixed period or in excess of pre-established amounts for any type of expenditure during any fixed period.

7. Termination.

7.1           At-Will Employment.

(a) The employment of Employee shall be at-will.  The Employee or Company may terminate Employee’s employment at any time, without any advance notice, for any or no reason, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline, or termination of its employees.  Upon and after such termination, all obligations of the Company under this Agreement shall cease.

(b) If Employee is unable to perform the essential duties or responsibilities of his position specified hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or any other cause for a period of Twelve (12) consecutive weeks or for a cumulative period of Ninety (90) business days during any Twelve (12) month period (“Disability”), then, to the extent permitted by law, Company shall have the right to terminate Employee’s employment.  The Company shall pay to employee all compensation to which Employee is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease.

7.2           If Employee dies during the Period of Employment, Employee’s employment with the Company shall terminate or on the last day of the calendar month in which the death occurs.  The Company shall pay to Employee’s beneficiaries or estate, as appropriate, any compensation then due and owing.  Thereafter, all obligations of the Company under this Agreement shall cease except as otherwise provided by law or by Company-sponsored benefit plans.

7.3.           For Cause. Company may terminate Employee’s employment relationship with Company at any time for Cause. Upon Employee’s termination for Cause the Company shall pay Employee all compensation that may be due and owing through the date of termination and, thereafter, all obligations of the Company under this Agreement shall cease.

7.4           Termination Obligations.

(a) All tangible Company Property shall be returned promptly to Company upon termination of the Period of Employment. For purposes of this Agreement, Company Property means all equipment and all tangible and intangible information relating to Company, its employees and its customers or vendors furnished to, obtained by or prepared by Employee or any other person during the course of or incident to employment by Company are and shall remain the sole property of Company (“Company Property”).  Company Property shall include, but not be limited to, computer equipment, books, manuals, records, reports, notes, correspondence, contracts, customer lists, business cards, advertising, sales, financial, personnel, operations, and manufacturing materials and information, data processing reports, computer programs, software, customer information and records, business records, price lists or information, and samples, and in each case shall include all copies thereof in any medium, including paper, electronic and magnetic media and all other forms of information storage.

(b) Upon termination of the Period of Employment, Employee shall be deemed to have resigned from all offices and directorships then held with Company or any Affiliate.

(c) Employee’s obligations under this Section 7.4 on Termination Obligations, Section 9 on Confidential Information and Competitive Activity, Section 9 on Inventions, Section 10 on Arbitration, Section 12.5 on Injunctive Relief, and Section 12.6 on Attorneys’ Fees and Expenses shall survive the termination of the Period of Employment and the expiration or termination of this Agreement.

(d) Following any termination of the Period of Employment, Employee shall cooperate fully with Company in all matters relating to completing pending work on behalf of Company and the orderly transfer of work to other employees of Company. Employee shall also cooperate in the defense of any action brought by any third party against Company that relates in any way to Employee’s acts or omissions while employed by Company.

8.	Confidential Information and Competitive Activity.

Employee hereby acknowledges that, during and solely as a result of his employment by Company, Employee has received and will continue to receive special training and education with respect to the operations of Company’s business and other related matters, and access to confidential information and business and professional contacts. In consideration of such special and unique opportunities afforded by Company to Employee as a result of Employee’s employment, the Employee hereby agrees as follows:

8.1           “Confidential Information” shall mean any information, tangible or intangible, relating to the Company or to its products, finances, budgets, methods, policies, procedures, business or other plans, computer or other data, techniques, research or development projects or results, customers or clients, employees, trade secrets, or other knowledge or processes of or developed by Company or any other confidential information relating to or dealing with the business of Company, made known to Employee or learned or acquired by Employee while in the employ of Company, but Confidential Information shall not include information lawfully known generally by [or readily accessible to] the trade or the general public.

8.2           During the Period of Employment, Employee shall use and disclose Confidential Information only for the benefit of Company and only as necessary to carry out Employee’s responsibilities under this Agreement. After the Period of Employment, Employee shall not, directly or indirectly, disclose to any person or entity, or use for the direct or indirect benefit or any person or entity, any Confidential Information, without the express written permission of Company. The foregoing provisions shall be in addition to (and not a limitation of) any legally applicable protections of Company’s interest in confidential information, trade secrets, and the like.

8.3           During the Period of Employment, Employee shall not engage anywhere directly or indirectly in (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business which is involved in business activities which are the same as, similar to, or in competition with business activities carried on by Company (“Competitive Activity”).

8.4           For one year after the Period of Employment (“Restricted Period”), Employee shall not engage in Competitive Activity in any county of any state in which Company conducted business at any time during the Period of Employment (“Restricted Area”), unless such Competitive Activity can be carried out without any use or disclosure whatsoever of trace secrets.

8.5           During the Period of Employment (and during the Restricted Period in the Restricted Area), Employee shall not directly or indirectly solicit, induce or attempt to induce any employee, customer, independent contractor or supplier of Company to terminate employment or any other relationship with Company.

8.6           Nothing contained in this Section 8 shall prevent Employee from holding for investment no more than one percent (1%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

8.7           Employee acknowledges that the restrictions contained in the foregoing Sections 8.2 through 8.5, in view of the nature of the business in which Company is engaged, are reasonable and necessary in order to protect the legitimate interests of Company, that their enforcement will not impose a hardship on Employee or significantly impair Employee’s ability to earn a livelihood and that any violation thereof would result in irreparable injuries to Company. Employee therefore acknowledges that, in the event of Employee’s violation of any of these restrictions, Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

8.8           If the Restricted Period or the Restricted Area specified in Sections 8.4 and 8.5 above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such amount or the area shall be reduced by the elimination of such portion or both such reductions shall be made so that such restrictions may be enforced for such time and in such area as is adjudged to be reasonable. If Employee violates any of the restrictions contained in the foregoing Sections 8.4 and 8.5, the Restricted Period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of Company. Employee hereby expressly consents to the jurisdiction of any court within the Restricted Area to enforce the provisions of this Section 8, and agrees to accept service of process by mail relating to any such proceeding. Company may supply a copy of Section 8 of this Agreement to any future or prospective employer of Employee.

9.           Inventions.

9.1           “Inventions” shall mean any and all writings, original works or authorship, inventions, ideas, trademarks, service marks, patents, copyrights, know-how, improvements, processes, designs, formulas, discoveries, technology, computer hardware or software, procedures and/or techniques which Employee may make, conceive, discover, reduce to practice or develop, either solely or jointly with any other person or persons, at any time during the Period of Employment, whether or not during working hours and whether or not at the request or upon the suggestion of Company, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by Company, including developments or expansions of its present fields of operations.

9.2           Employee shall make full disclosure to Company of all Inventions and shall do everything necessary or desirable to vest the absolute title thereto in Company. Employee shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist Company so that Company can prepare and present applications for copyright or Letters Patent therefore and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Employee shall not be entitled to any additional or special compensation or reimbursement regarding any Invention.

9.3           All Inventions shall be the sole and exclusive property of Company. Employee agrees to, and hereby does, assign to Company all of Employee’s right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention.

10.           Arbitration.

10.1           Arbitrable Claims. To the fullest extent permitted by law, all disputes between Employee (and his attorneys, successors and assigns) and Company (and its Affiliates, shareholders, directors, officers, employees, agents, successors, attorneys and assigns) relating in any manner whatsoever to the employment or termination of Employee, including, without limitation, all disputes arising under this Agreement (“Arbitrable Claims”), shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Company and Employee) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state or local law, statute or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the California Fair Employment and Housing Act.

10.2           Procedure. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended (“AAA Employment Rules”), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement shall be conducted in Austin, Texas, and the laws of the State of Texas shall apply to any disputes submitted to arbitration.  THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING, WITHOUT LIMITATION, ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

10.3           Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have authority to award equitable relief, damages, costs and fees (including attorneys’ fees) to the same extent that, but not greater than, a court would have. The fees of the arbitrator shall be paid by the Company would render this Section of Arbitration unenforceable, in which case the arbitrator shall apportion said fees so as to preserve enforceability. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

10.4           Continuing Obligations. The rights and obligations of Employee and Company set forth in this Section on Arbitration shall survive the termination of Employee’s employment and the expiration of this Agreement.

11. Prior Agreements Employee represents to Company: (a) that there are no restrictions, agreements or understandings, oral or written, to which Employee is a party or by which Employee is bound that prevent or make unlawful Employee’s execution or performance of this Agreement; and (b) none of the information supplied by Employee to Company or any representative of Company or placement agency in connection with Employee’s employment by Company misstated a material fact or omitted information necessary to make the information supplied not materially misleading; and (c) Employee does not have any business or other relationship that creates a conflict between the interests of Employee and the Company.

12. Miscellaneous.

12.1           Binding Nature of Agreement. This Agreement shall be binding upon Company and shall inure to the benefit of Company, its present and future Subsidiaries, successors and assigns, including any transferee of the business operation, as a going concern, in which Employee is employed and shall be binding upon Employee, Employee’s heirs and personal representatives. None of the rights or obligations of Employee hereunder may be assigned or delegated, except that in the event of Employee’s death or Disability, any rights of Employee hereunder shall be transferred to Employee’s estate or personal representative, as the case may be. Company may assign its rights and obligations under this Agreement in whole or in part to any one or more Subsidiaries or successors. Any entity into which Company is merged or with which Company is consolidated or which acquires the business of Company or the business unit in which Employee is to be principally employed shall be deemed to be a successor of Company for purposes hereof.

12.2           Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

12.3           Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, express or implied, oral or written, except as herein contained. This Agreement may not be modified or amended other than by an agreement in writing executed by Employees and the President/CEO of the Company. To the extent that the practices, policies or procedures of Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Notwithstanding the foregoing, nothing herein shall limit the application of any generally applicable Company policy, practice, plan or the terms of any manual or handbook applicable to Company’s employees generally.

12.4           Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement.

12.5           Injunctive Relief.  Notwithstanding anything contained in this Agreement to the contrary, if Employee commits a breach, or threatens to commit a breach, of any of the provisions of Sections 8 or 9, Company shall have the following rights and remedies (each of which shall be independent of the other, and shall be severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available to Company at law or in equity):

(a)           The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged by Employee that any such breach or threatened breach will or may cause irreparable injury to Company and that money damages will or may not provide an adequate remedy to Company; and

(b)           The right and remedy to require Employee to account for and pay over to Company all compensation, profits, monies, increments, things of value or other benefits derived or received by Employee as the result of any acts or transactions constituting a breach of any of the provisions of Sections 8 or 9 of this Agreement, and Employee hereby agrees to account for and pay over all such compensation, profits, monies, increments, things of value or other benefits to the Company.

Employee specifically agrees not to object to any application made by the Company to any court having equity jurisdiction, seeking an injunction restraining Employee from committing, threatening or continuing any violation of Sections 8 or 9 of this Agreement.

12.6           Attorneys’ Fees and Expenses. In the event that any action, suit or other proceeding at law or in equity is brought to enforce the provisions of this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of Company, then all reasonable expenses, including, but not limited to, reasonable attorneys’ fees and disbursements (including those incurred on appeal) of Company in such action, suit or other proceeding, shall (on demand of Company) forthwith be paid by Employee. If such action results in a judgment in favor of Employee, then all reasonable expenses, including, but not limited to, reasonable attorneys’ fees and disbursements (including those incurred on appeal) of Employee in such action, suit or other proceeding, shall (on demand of Employee) forthwith be paid by Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on January 10, 2011.

COMPANY

Victory Energy Corporation,
A Nevada corporation

By:	/s/ Robert J Miranda
Robert J Miranda

Its:	Chief Executive Officer

EMPLOYEE

Kenneth E. Hill

By:	/s/ Kenneth E. Hill
Kenneth E. Hill